Certificate of Amendment to Articles of Incorporation
                  For Nevada Profit Corporations

  (Pursuant to NRS 78.385 and 78.390   After Issuance of Stock)

1.    Name of corporation:

      Oil and Gas Seekers, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

      The "FIRST" ARTICLE IS AMENDED AS FOLLOWS:

      FIRST

      The name of the corporation is BACTERIN INTERNATIONAL, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 89.9% of the outstanding common stock.

4.    Effected date of filing (optional):

5.    Officer Signature (required):   /s/ Guy Cook, President
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